Exhibit 99.1

For Immediate Release

Hague Corp., the parent of its operating subsidiary,
Solterra Renewable Technologies, Inc.,
announces its intention to restructure Hague and Solterra for the purpose of completing a plan of financing and bringing Solterra public

Tempe, AZ—(BUSINESS WIRE) June 9, 2009 -- Hague Corp. (OTCBB: HGUE), a quantum dot manufacturing company with a focus on Quantum dots targeted towards the medical sciences, ultra efficient lighting solutions and the burgeoning solar cell industry, today announced that it has entered into an agreement with its Noteholders for a 120-day standstill period pursuant to which the Noteholders will not pursue any of their rights under their debt securities and related transaction documents, to permit its subsidiary, Solterra, time to complete its plan of financing (currently up to $6,000,000) and to restructure and reorganize Hague and Solterra, as described in Hague’s current report on Form 8-K filed today. Pursuant to the plan of financing, it is the intention of Hague’s wholly owned subsidiary, Solterra to become a publicly reporting and trading company.

Phoenix Alliance Corp. has been retained by Solterra to act as its fiscal advisor and to assist Solterra renewable Technologies in the development of a market analysis, competitive analysis and competitive strategy, as well as a complete business plan for the manufacture and sale of what is expected to be the most important breakthrough in Solar Cell technology to date.. Phoenix has also been retained to recruit a top management team as well as an independent board of directors for Solterra Renewable Technologies .

Stephen Squires, CEO and majority shareholder of Hague Corp., stated: “To attain our goal of profitability, we need to raise additional financing and to have set a clear path to accelerate our commercialization and marketing activities through an expansion of revenue base and market share for our Industry leading Quantum Dots .”

One of the key drivers of our plan is the establishment of a dynamic new platform for our operational success consisting of two strong business segments - Hague Corp. and Solterra Renewable Technologies.

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Solterra Renewable Technologies manufactures and sells solar modules based on our proprietary thin-film Quantum Dot technology. Our solar panels are flexible, lightweight and rugged and generate up to 20 percent more electricity than conventional crystalline products at significantly lower costs. This is a Game Changer in the Solar Cell manufacturing industry and in fact we expect to be one of the first Solar companies to close in on Grid Parity pricing which of course is the objective of every Solar Cell manufacturer in the world.

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Hague Corp. includes our Quantum Dot manufacturing business, and our R&D programs with near-term commercial opportunities. We are presently able to offer select clients a superior Quantum Dot for use in the medical Sciences Industry as well as the LED and lighting industries. What is most exciting is the price structure we can offer to these clients. Imagine a Quantum Dot of Superior Quality at a price that reflects up to a 50% discount to presently existing supply opportunities. We are receiving inquiries and requests on a weekly basis and expect to begin shipping within 90 days..

Mr. Squires stated “Throughout the last six months our research efforts led by Dr. Jabbour and Dr. Michael Wong with the support of Arizona State University and Rice University have confirmed that our Quantum Dot technology and our printed Solar Cell technology are indeed two separate and exciting business opportunities. In order to ensure that our wholly owned subsidiary has access to capital markets, we intend to complete a private financing sufficient to provide for the early commercialization of Solar Cell technology.

As described in our Form 8-K, Mr. Squires will act as chief executive officer of either Hague or Solterra and as interim chief executive officer of the other company until an experienced executive replaces Mr. Squires in one of the two companies. Phoenix Alliance will assist Solterra in obtaining independent board members and a new chief executive officer to succeed Mr. Squires in running one of the two companies. It is expected that both companies will continue to have significant input from Dr. Jabbour and Dr. Wong.

It is anticipated that upon the closing of this private financing Hague will retain a substantial equity interest in Solterra. Management believes that by executing this plan and funding the solar production subsidiary, Hague will not have the burden of funding Solterra Renewable Technologies thereby freeing up additional resources for the further development of other uses for Quantum Dots and generating additional revenues and potential profits for Hague. Hague will be the sole supplier of Quantum Dots to Solterra thereby creating a profitable captured market for Quantum Dots used in the manufacture of solar cells without creating any adverse constraints on  Hague’s resources.

Hague can provide no assurance that the plans outlined which includes the creating two operating companies, raising up to $6,000,000 in financing for Solterra and to retiring Hague’s existing debt will be successfully completed on satisfactory terms, if at all, or that Rice University will consent to necessary changes in Solterra’s license agreement to accomplish the foregoing plans. Accordingly, the above plans outlined by management are subject to change at any time.

The securities to be offered in any financing described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Hague Corp. /Solterra Renewable Technologies, Inc.
Solterra is singularly positioned to lead the development of truly sustainable and cost-effective solar technology as the first company to introduce a new dimension of cost reduction by replacing silicon wafer-based solar cells with low-cost, highly efficient Quantum Dot-based solar cells.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995
The statements in this release relating to completion of the restructuring and financing of the companies are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, contractual difficulties which may arise, the failure to obtain necessary approvals, the future market price of Hague common stock and/or the ability to obtain the necessary financing.

Contact Information
Hague Corp. / Solterra Renewable Technologies, Inc.
ASU Research Park
7700 S. River Parkway
Tempe, AZ  85284
Phone: 604-569-3184 x 103
Email: info@solterrasolarcells.com
Web Site: www.solterrasolarcells.com